EXHIBIT 99.1

Press Release


                                 Paymentech

CONTACT:
Paymentech, Inc.                          First Data Corporation
Investors:  Jean Krone Bono               Investors:  Collen D'Alessandro
(214) 849-3750                            (770) 857-7188
Media:  Rodney D Bell                     Media:  Colleen Emigh
(214) 849-3776                            (770) 857-7183

FOR IMMEDIATE RELEASE

                  GOVERNMENT REQUESTS ADDITIONAL INFORMATION
                         IN PAYMENTECH ACQUISITION

      DALLAS/ATLANTA--April 15, 1999--Paymentech, Inc. (NYSE: PTI) and First Data Corporation (NYSE: FDC) today announced that, in connection with the pending merger involving Paymentech, the parties have received a "second request" from the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The second request will allow the Department to review certain additional information in order to complete its antitrust examination of the proposed merger. The parties anticipate that the additional information will be supplied to the government in the near term. The parties remain optimistic that after completion of the government's review the proposed merger will receive antitrust clearance and would close in the third quarter. In addition to antitrust clearance, the merger remains subject to other conditions, including stockholder approval.

      Atlanta-based First Data Corporation is a leader in electronic payment systems. First Data and its principal operating units process the information that allows millions of consumers to pay for goods and services by credit, debit or stored card at the point of sale or over the Internet; by check or wire money. For more information about First Data, please visit the company on the Internet at www.firstdatacorp.com.

      Paymentech, Inc., founded in 1985, provides full-service electronic payment solutions for merchants, third-party transaction processing, and total commercial card payment programs. Paymentech is a leading acquirer of bankcard transactions in the United States and a leading commerical card issuer.

                             www.paymentech.com